Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Consumers Energy Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	3.60% First Mortgage Bonds due 2032	Rule 457(r)	$350,000,000	99.925%	$349,737,500	$92.70 per $1,000,000	$32,421
Fees to Be Paid	Debt	4.20% First Mortgage Bonds due 2052	Rule 457(r)	$450,000,000	99.929%	$449,680,500	$92.70 per $1,000,000	$41,686
	Total Offering Amounts					$799,418,000		$74,107
	Net Fee Due							$74,107